Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders:

Trans-Pacific Aerospace Company, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017 relating to the financial statements of Trans-Pacific Aerospace Company, Inc. which appears in the Annual Report on Form 10-K of Trans-Pacific Aerospace Company, Inc. for the year ended October 31, 2016.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements which appears in the Annual Report on Form 10-K of Trans-Pacific Aerospace Company, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAAD, LLP

Diamond Bar, California

June 12, 2017